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                                                                    EXHIBIT 12

               Anheuser-Busch Companies, Inc. and Subsidiaries

               Consolidated Ratio of Earnings to Fixed Charges

     The following table sets forth the company's ratio of earnings to fixed charges, on a consolidated basis for the periods indicated (in millions):

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                                                Nine Months
                                              Ended Sept. 30,                           Year Ended December 31,
                                          -------------------------------------------------------------------------------------

                                             2005         2004           2004        2003        2002        2001        2000
                                          -------------------------------------------------------------------------------------

Earnings
--------

Consolidated pretax income                 $2,023.6     $2,629.0       $2,999.4    $2,824.3    $2,623.6    $2,377.6   $2,179.9

Dividends received from equity
 investees                                    210.0        179.0          179.0       169.2        46.7        25.8       23.9

Net interest capitalized                        6.2          4.9            7.7         3.3        10.8         1.0       (5.6)

Fixed charges                                 379.1        348.1          471.1       442.6       406.8       402.8      385.1
                                          -------------------------------------------------------------------------------------

  Adjusted earnings                        $2,618.9     $3,161.0       $3,657.2    $3,439.4    $3,087.9    $2,807.2   $2,583.3
                                          =====================================================================================


Fixed Charges
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Interest expense                             $343.2       $314.8         $426.9      $401.5      $368.7      $361.2     $348.2

Interest portion of rent expense (1)           31.8         29.3           38.9        36.3        34.1        37.9       33.2

Amortization of deferred debt
 issuance costs                                 4.1          4.0            5.3         4.8         4.0         3.7        3.7
                                          -------------------------------------------------------------------------------------

  Total fixed charges                        $379.1       $348.1         $471.1      $442.6      $406.8      $402.8     $385.1
                                          =====================================================================================


Ratio of Earnings to Fixed Charges             6.9X         9.1X           7.8X        7.8X        7.6X        7.0X       6.7X
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
(1) The interest portion of rent expense is calculated as one-third of total rents paid.
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